FREE WRITING PROSPECTUS Dated August 2, 2022	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-03

ABS: $966.300MM WOART 2022-C (Prime Auto) - Pricing Details

Lead Managers: Wells Fargo (struc), BofA, Mizuho, and TD

Co-Managers: Siebert Williams and Truist

-CAPITAL STRUCTURE-

CLS	TOTAL(MM)	WAL*	S&P/Fitch**	BENCH	SPD	YLD%	CPN%	$PRICE
A-1	210.000	0.27	A-1+/F1+	I-Cur	+ 44	2.969	2.969	100.00000
A-2	404.700	1.22	AAA/AAA	I-Cur	+ 69	3.768	3.730	99.98955
A-3	252.900	2.66	AAA/AAA	I-Cur	+ 66	3.691	3.660	99.99249
A-4	98.700	3.81	AAA/AAA	I-Cur	+ 77	3.714	3.680	99.98008
B	30.350	3.93	AA/AA	** RETAINED **
C	15.130	3.93	A/A	** RETAINED **

*	Pricing Speed: 1.30% ABS, 10% call
**	Expected ratings

-TRANSACTION DETAILS-

Registration	: SEC Registered
ERISA Eligible	: Yes
Expected Settlement	: 8/10/2022
First Payment	: 9/15/2022
Expected Ratings	: S&P/Fitch
Bloomberg Ticker	: WOART 2022-C
Risk Retention	: US
B&D	: Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus	: Attached
Intex	: Dealname: wswoart2022c | Password: 34YV
DealRoadshow	: https://dealroadshow.com
Password (Case Sensitive)	: WOART22C

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov.